SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of December 31, 2007, by and among HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC., a Nevada corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as “Purchasers” and each individually as a “Purchaser”).

RECITALS

WHEREAS, the Company has authorized the sale and issuance of secured convertible Notes, warrants and common stock issuable upon exercise of the warrants (collectively, the “Securities”) as provided herein;

WHEREAS, at the Closing (as defined herein), the Company desires to sell, and each Purchaser desires to purchase, severally and not jointly, the Securities upon the terms and conditions stated in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

AUTHORIZATION AND SALE OF SECURITIES

1.1 Authorization.  The Company has authorized the sale and issuance of up to $2,000,000 in principal amount of its 10% Secured Convertible Notes (the "Notes") and warrants (the "Warrants") to purchase shares of its common stock, par value $.018 per share (the "Common Stock").

1.2 Sale of Securities.  At the Closing, subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, Securities consisting of the instruments identified in (a) and (b) below, and to execute and deliver the other documents identified in (c), (d) and (e) below:

(a) A Note in the principal amount set forth opposite such Purchaser’s name on Exhibit A under the heading “Principal Amount of Notes”; and

(b) Warrants to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name on Exhibit A under the heading “Common Shares Underlying Warrants”. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.” The number of Warrant Shares shall be 500,000.

(c) A Pledge Agreement ("Pledge Agreement I") among Jing'an Wang, Xinwen Hou, Junqi Zhang, Binjun Wang, Xugang Wang, and Zhilan Wang, and the Purchasers in respect of the shares of Northwest BioTechnic Inc.;

(d) A Pledge Agreement (“Pledge Agreement II”) (Pledge Agreement I and Pledge Agreement II together, the “Pledge Agreements”) among Jing’an Wang, Junchao Wang and Zhihua Zhang and the Purchasers;

(e) An Escrow Agreement (the “Escrow Agreement”) in respect of shares of Jing An Wang; and

(f) A Registration Rights Agreement (the "Registration Rights Agreement") among the Company and the Purchasers. This Agreement, the Securities, the Pledge Agreements, the Escrow Agreement and the Registration Rights Agreement are sometimes collectively referred to herein as the "Transaction Documents."

1.3 Independent Nature of Investors’ Obligations and Rights.  The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder.  The decision of each Purchaser to purchase the Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser.  Nothing contained herein or therein, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.  Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement.  Each Purchaser shall be entitled independently to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE 2

CLOSING DATE; DELIVERY

2.1 Closing Date.  The closing of the purchase and sale of the Securities hereunder (the “Closing”) shall be held at the offices of Sullivan & Worcester LLP, at 10:00 a.m. New York time on the date hereof or at such other time and place upon which the Company and the Purchasers purchasing, in the aggregate, the majority in principal amount of the Notes (the “Majority in Interest”) shall agree.

2.2 Delivery.  At the Closing, the Company will deliver to each Purchaser a duly executed Note in the principal amount set forth opposite such Purchaser's name on Exhibit A, a Warrant representing the right to purchase the number of Warrant Shares which such Purchaser is entitled to purchase and a signed counterpart of each of the other Transaction Documents. Such delivery shall be against payment of the purchase price therefor by wire transfer of immediately available funds to the Company in accordance with the Company’s written wiring instructions, which instructions shall have been delivered to Purchasers’ counsel. The Company shall also deliver to the Purchasers (a) an opinion of Vincent & Rees, LC, counsel to the Company, in form and substance satisfactory to the Majority in Interest and (b) a certificate from a duly authorized officer of the Company certifying that the representations made by the Company in Article 3 are true and correct as of the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers, as of the date hereof, as follows:

3.1 Organization and Standing.  The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Nevada and is in good standing under the laws of said state, with requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its Certificate of Incorporation (the “Certificate”) or Bylaws.

3.2 Corporate Power; Authorization.  The Company has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement and the other Transaction Documents, to sell and issue the Securities, to issue the Warrant Shares upon exercise of the Warrants in accordance with the terms of such Warrants, and to carry out and perform all of its obligations under this Agreement and the Warrants. This Agreement, the Pledge Agreements, the Escrow Agreement and the Registration Rights Agreement constitute, and upon execution and delivery by the Company of the Notes and the Warrants, the Notes and the Warrants will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by equitable principles generally. The execution and delivery of the Transaction Documents do not, and the performance of the Transaction Documents and the compliance with the provisions hereof and thereof, including the issuance, sale and delivery of the Securities by the Company will not, conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Certificate or Bylaws of the Company, each as amended to date, or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which the Company or any of its properties is subject, except for any conflict, breach, violation, default or imposition of a lien (other than pursuant to the terms of the Certificate or Bylaws) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Company.

3.3 Issuance and Delivery of the Securities.  The Securities are duly authorized and, when issued at the Closing, will be validly issued, and the Common Stock underlying the Notes, when issued, will be fully paid and nonassessable.  The Warrant Shares are duly authorized and, upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.  The issuance and delivery of the Securities is not subject to any right of first refusal, preemptive right, right of participation, or any similar right existing in favor of any person or any liens or encumbrances.  When issued in compliance with the provisions of this Agreement and the Certificate, the issuance of the Securities hereunder does not require the approval of the Company’s stockholders under the provisions of the Certificate or Nevada law, or, any stock exchange or self-regulatory organization.

3.4 SEC Documents; Financial Statements.  Each report delivered to the Purchasers is a true and complete copy of such document as filed by the Company with the Securities and Exchange Commission (the “SEC”). The Company has filed in a timely manner all documents that the Company was required to file with the SEC, such documents, together with the exhibits thereto (the “SEC Documents”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the twelve calendar months preceding the date hereof. As of their respective filing dates, all SEC Documents complied in all material respects with the requirements of the Exchange Act.  None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and its subsidiaries, if any, at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments or to the extent that such unaudited statements do not include footnotes).

3.5 Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for compliance with the securities and blue sky laws in the states in which the Notes and Warrants are offered and/or sold, which offer and sale will be effected in compliance with such laws.

3.6 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock of which, as of the date hereof, 18,466,169 shares were outstanding, and

(b) Except (i) as disclosed to the Purchasers in Schedule 3.6 hereto or (ii) as contemplated herein, there are no outstanding warrants, options, convertible or exchangeable securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind.

3.7 Litigation.  Except as disclosed to the Purchasers in writing, there are no actions, suits, proceedings or investigations pending or, to the best of the Company’s knowledge, threatened against the Company or any of its properties before or by any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood (in the reasonable judgment of the Company) of an adverse decision that (a) could have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Company, or (b) could impair the ability of the Company to perform in any material respect its obligations under this Agreement, the Notes or the Warrants or any other Transaction Document.

3.8 Company not an “Investment Company”. The Company has been advised by competent counsel of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

3.9 Compliance. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the over-the-counter bulletin board (the "OTCBB"), and the Company has taken no action designed for the purpose of, or likely to have the effect of, terminating the registration of its Common Stock under the Exchange Act or de-listing the Common Stock from the OTCBB, nor has the Company received any notification that the SEC or the OTCBB is contemplating terminating such registration or listing. The Company is in material compliance with the listing and maintenance requirements for continued listing of the Common Stock on the OTCBB.

3.10 Use of Proceeds. The proceeds of the sale of the Securities shall be used by the Company for working capital and $200,000 of such proceeds shall be used solely for hiring an investor relations firm in the United States.

3.11 Brokers and Finders. Except as otherwise disclosed to the Purchasers in writing prior to the date hereof, no person or entity will have, as a result of or in connection with the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding, written or oral, entered into by or on behalf of the Company.

3.12 Intellectual Property.

(a) “Intellectual Property” shall mean patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes.

(b) Except as disclosed in the SEC Documents and to the best knowledge of the Company, the Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted free and clear of all material liens and encumbrances.

(c) Except as disclosed to the Purchasers in writing or as disclosed in the SEC Documents and to the knowledge of the Company, (i) the conduct of the Company’s business as currently conducted does not infringe or otherwise conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed by the Company to a third party and the Company has not received any written notice of any such Infringement, and (ii) the Intellectual Property and confidential information of the Company are not being Infringed by any third party.

(d) Each employee, consultant and contractor of the Company who has had access to confidential information of the Company which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such confidential information and has executed agreements that are substantially consistent with the Company’s standard forms thereof.

3.13 Questionable Payments. Neither the Company nor, to the best knowledge of the Company, any of its current or former stockholders, directors, officers, employees, agents or other persons acting on behalf of the Company, has on behalf of the Company or in connection with its business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.14 Transactions with Affiliates.  Except as disclosed in the SEC Documents, none of the officers, directors or shareholders of the Company and, to the best knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-B promulgated under the Securities Act of 1933.

3.15 Insurance. The Company maintains and will continue to maintain insurance with financially sound and reputable insurers in such amounts and covering such risks and in such amounts as are reasonably adequate, prudent and consistent with industry practice for the conduct of its business and the value of its property, all of which insurance is in full force and effect. The Company has not received notice from, and has no knowledge of any threat by, any insurer that has issued any insurance policy to the Company that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy in force as of the date hereof.

3.16 No Additional Agreements.  The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

3.17 Absence of Undisclosed Liabilities.  The Company has no material liabilities of any nature (whether absolute, accrued, contingent or otherwise), except (i) as and to the extent reflected in the Financial Statements as of and for the period ended September 30, 2007, and (ii) for liabilities that have been incurred in the ordinary course of business consistent with past practice since September 30, 2007 and that would not, individually and in the aggregate, reasonably be expected to have a material adverse effect on the assets, financial condition, business or operations of the Company.

3.18 Governmental Authorizations.  The Company has all permits, licenses and other authorizations of governmental authorities that are required for the conduct of its business and operations as currently conducted or as currently proposed to be conducted, the lack of which could materially and adversely affect the assets, financial condition, business or operations of the Company, except as described in the SEC Documents.  The Company is, and at all times has been, in compliance with the provisions of its material permits, licenses and other governmental authorizations.

3.19 No Material Adverse Change. Except as otherwise disclosed herein or in the SEC Documents, since September 30, 2007, there have not been any changes in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements except changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse. The Company does not have pending before the SEC any request for confidential treatment of information.

3.20 Reservation. The Company has duly reserved for issuance such number of shares of Common Stock as may be issuable from time to time upon exercise or conversion, as the case may be, of the Securities.

3.21 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared.

3.22 Title to Assets. The Company has good and marketable title in fee simple to all real property owned by it that is material to the business of the Company and good and marketable title in all tangible personal property owned by them that is material to the business of the Company in each case free and clear of all liens, except for liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases with which the Company is in material compliance.

3.23 Registration Rights. Except as disclosed to the Purchasers in writing, the Company has not granted or agreed to grant to any person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority.

3.24 Material Non-Public Information. The Company confirms that it has not provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material non-public information as of the Closing Date. The Company understands and confirms that the Purchasers shall be relying on the foregoing representations in effecting transactions in securities of the Company.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

Each Purchaser hereby severally represents and warrants to the Company:

4.1 Authorization.  (a) Purchaser has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, the Pledge Agreements, the Escrow Agreement, the Registration Rights Agreement to purchase the Notes and the Warrants to be purchased by it and to carry out and perform all of its obligations under this Agreement and the other Transaction Documents, and (b) this Agreement and the other Transaction Documents to which a Purchaser is a party constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

4.2 No Legal, Tax or Investment Advice.  Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Notes and the Warrants constitutes legal, tax or investment advice.  Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes.

4.3 Risks. The Purchasers understand the speculative nature and the risks of investments associated with the Company and confirms that he, she or it is able to bear the risk of the investment;

4.4 Additional Information. The Purchasers have had the opportunity to ask questions of the Company and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company.

4.5 Sufficient Knowledge. The Purchasers have sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Securities, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Securities; and

4.6 In evaluating the merits of the purchase of the Securities, the Purchasers have relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE COMPANY

5.1 Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. Eastern time on the business day following the date of this Agreement, issue a press release or file a Current Report on Form 8-K, in each case reasonably acceptable to the Majority in Interest on behalf of the Purchasers, disclosing the transactions contemplated hereby. The Company and the Majority in Interest shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and none of the Company, the Majority in Interest, or any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Majority in Interest or any Purchaser, or without the prior consent of the Majority in Interest on behalf of the Purchasers, with respect to any press release of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with notice of such public statement or communication and consult with each other with respect thereto prior to such public disclosure. Notwithstanding the foregoing, other than as set forth above, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or stock exchange, except to the extent such disclosure is required by law or stock exchange regulation, in which case the Company shall provide the Purchasers with prior notice of such disclosure.

5.2 Listing of Common Stock. The Company hereby agrees to use commercially reasonably efforts to maintain the listing on the OTCBB of the Common Stock sold hereunder or issuable upon exercise of the Warrants. The Company further agrees, if the Company applies to have its Common Stock traded on any other stock exchange or quotation system, it will include in such application the Common Stock issuable upon exercise of the Warrants, and will take such other action as is necessary or desirable in the opinion of the Purchasers to cause the Common Stock issuable upon exercise of the Warrants to be listed on such other stock exchange or quotation system as promptly as possible.

ARTICLE 6

MISCELLANEOUS

6.1 Waivers and Amendments. The terms of this Agreement may be waived or amended only upon the written consent of the Company and the Majority in Interest.

6.2 Governing Law.  This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without any regard to conflicts of laws principles.

6.3 Survival.  The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by the Company or the Purchasers and the Closing.

6.4 Successors and Assigns.  No Purchaser shall assign this Agreement without the prior written consent of the Company.

6.5 Entire Agreement.  This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects thereof.

6.6 Notices, etc.  All notices and other communications required or permitted under this Agreement shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed to the Company or each of the Purchasers, as the case may be, at their respective addresses set forth at the beginning of this Agreement or on Exhibit A, or at such other address as the Company, on the one hand, or a Purchaser, on the other hand, shall have furnished to the other party in writing. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

6.7 Severability of this Agreement.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8 Counterparts; Signatures by Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

6.9 Further Assurances.  Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.10 Expenses. Each party shall bear its own expenses, except that the Company agrees to pay Professional Offshore Opportunity Fund, Ltd. for their expenses, including, without limitation, counsel fees with respect to this Agreement and the transactions contemplated in the aggregate amount of $30,000. Expenses under this provision shall be paid at Closing.

6.11 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.

/s/ Jing’an Wang
Jing’an Wang, CEO

PROFESSIONAL OFFSHORE
OPPORTUNITY FUND, LTD.

/s/ Howard Berger
Howard Berger, Manager

/s/ Peter Treadway
Peter Treadway

/s/ Janet Wang
Janet Wang

/s/ Manilal Patel
Manilal Patel

ANCORA GREATER CHINA FUND

/s/ John Micklitsch
John Micklitsch, VP and Managing Partner

STRATEGIC ALLIANCE FUND, L.P.

/s/ Daniel Carlson
Daniel Carlson, Manager

STRATEGIC ALLIANCE FUND II, L.P.

/s/ Daniel Carlson
Daniel Carlson, Co-Manager

EXHIBIT A

SCHEDULE OF PURCHASERS

PURCHASER	Principal Amount of Note	Common Shares Underlying Warrant
Professional Offshore Opportunity Fund, Ltd. 1400 Old Country Road Suite 206 Westbury, New York 11590	$1,500,000	375,000
Peter Treadway	$50,000	12,500
Janet Wang	$50,000	12,500
Manilal Patel	$25,000	6,250
Ancora Greater China Fund	$200,000	50,000
Strategic Alliance Fund, L.P.	$75,000	18,750
Strategic Alliance Fund II, L.P.	$100,000	25,000
Total	$2,000,000	500,000